Exhibit 99.2
Important Notice Regarding the Availability of Materials

HOWARD HUGHES HOLDINGS INC.

You are receiving this communication because you hold shares in Howard Hughes Holdings Inc. ("Howard Hughes"). Howard Hughes has released informational materials regarding the spin-off of its wholly-owned subsidiary, Seaport Entertainment Group Inc. ("Seaport Entertainment"), that are now available for your review. This notice provides instructions on how to access materials for informational purposes only.
To effectuate the spin-off, Howard Hughes will distribute on a pro rata basis to its stockholders all of the issued and outstanding shares of Seaport Entertainment common stock held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Seaport Entertainment has prepared in connection with the spin-off, Seaport Entertainment will be an independent, publicly-traded company. Howard Hughes is not soliciting proxy or consent authority in connection with the spin-off.
The materials consist of the Information Statement, plus any supplements, that Seaport Entertainment has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

Materials Available to VIEW or RECEIVE: ¢

How to View Online:
Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1)    BY INTERNET         www.materialnotice.com
2)    BY TELEPHONE:    1-800-579-1639
3)    BY E-MAIL*:             sendmaterial@materialnotice.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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